Tennessee Valley Authority, 1101 Market Street, Chattanooga, Tennessee 37402-2801

March 31, 2020

Mr. David B. Fountain
3900 Stratford Court
Raleigh, NC 27609

Dear Mr. Fountain:

I am pleased to offer you the position of Senior Vice President, Vice General Counsel with the Tennessee Valley Authority ("TV A"). This position is responsible for the administration and operational functions of the legal office and providing guidance to General Counsel regarding enterprise legal strategies, risks, and likely outcomes. This position will also support General Counsel in carrying out Corporate Secretary functions. The targeted start date for your TVA employment is Monday, June 1, 2020.

Upon employment in this position, TVA will provide you an annual salary of $450,000, which will be payable on a biweekly basis.

Additionally, you will be included as a participant in TVA's Executive Annual and Long-Term Incentive Plans. Under the Annual Incentive Plan, your annual incentive opportunity will be 55 percent of your annual salary beginning in fiscal year 2020 (October 1, 2019 through September 30, 2020). Actual award amount will be prorated based on the number of months you are employed during the fiscal year and based on achievement of goals established at the beginning of the performance period.

Under the Long-Term Incentive Plan, performance and retention awards are granted annually on October 1st for three-year periods. Effective October 1, 2020, you will receive a Long-Term Performance grant of $375,000 for the FY 2020 -FY 2022 performance cycle, which is equivalent to 2/3 of an initial employment grant of $562,500. The full amount will vest on September 30, 2022. Effective October 1, 2020, you will also be eligible to receive a Long-Term Performance grant for the FY 2021 -FY 2023 performance cycle.
The full amount will vest on September 30, 2023. Actual long-term performance award amounts will be based on scorecard results.

Effective October 1, 2020, you will receive a Long-Term Retention grant of $249,000 for the three-year period FY 2021 -FY 2023. This grant will vest in 1/3 increments: $83,000 on September 30, 2021, $83,000 on September 30, 2022, and $83,000 on September 30, 2023.

Annual and long-term performance incentive awards are generally paid out in the first quarter of the fiscal year following the fiscal year in which they are earned. Eligibility for each award payment requires that you be employed by TV A on the vesting date for that payment.

In connection with your move to Tennessee, TVA will pay for the actual and reasonable travel and moving expenses, including home closing costs, for you and your immediate family. TVA's relocation services program will also be available to assist you in the sale of your present home. These relocation benefits must be repaid in full to TV A if, within one year of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) if you are terminated for cause.

Mr. David B. Fountain

March 31, 2020
In addition to relocation benefits, TVA will provide you a relocation incentive payment in the total amount of $250,000, which will be paid to you in two lump sum payments, less any applicable taxes and withholdings. The first payment of $150,000 will be made as soon as practical following the commencement of your employment and the second payment of $100,000 will be made one year following your date of employment. The first recruitment and relocation incentive payment must be repaid in full to TV A if, within two years of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TV A, or (ii) you are terminated for cause. The second payment must be repaid in full to TV A if, within the third year of employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TV A, or (ii) you are terminated for cause.

TVA will also provide you a recruitment incentive payment of $700,000, which will vest and be paid to you in three installments, $300,000 on or before June 30, 2020, $350,000 on or before June 30, 2021, and $50,000 on or before June 30, 2022, less any applicable taxes and withholdings. Eligibility for each installment requires that you be employed by TV A on the vesting date for that payment.

Unless TVA provides a severance plan or a change-in-control plan that provides greater benefits, in which case you will be entitled to those greater benefits, subject to eligibility and other plan provisions, if your employment with TVA is terminated without cause, TVA will pay you a lump-sum payment in an amount equal to one years' annual salary as soon as practical following the termination of your employment.

For purposes of this offer letter, termination 'for cause" shall be defined as termination as a result of any act on your part resulting in or involving any of the following: (1) insubordination, intentional neglect of duties, or refusal to cooperate with investigations of your or TV A's business practices; (2) criminal indictment or conviction of a felony or crime of moral turpitude; or (3) misconduct involving dishonesty, fraud, or gross negligence that directly results in significant economic or reputational harm to TVA.

During your employment, you will be eligible to participate in all TV A-sponsored employee benefits plans and qualified retirement plans available to new management and specialist employees at TVA. Information and materials regarding these plans, including the benefits provided under them, will be provided to you.

Our employment staff will contact you and coordinate a reporting date and the in-processing activities with you. Your employment will be subject to the usual employment procedures and satisfactory results of a security investigation, which will include a drug screen. This position may also require, and is subject to your receiving, a top secret security clearance and a nuclear security/safeguards clearance.

If you have questions, or if I can be of assistance in any way, please do not hesitate to call me at
(423) 751-8584. We look forward to your acceptance and joining the TVA team.

Please sign below indicating your acceptance of this offer.

Sincerely,

/s/ Susan E. Collins

Susan E. Collins
Senior Vice President
Chief Human Resources and Communications Officer

/s/ David B. Fountain              April 1, 2020
David B. Fountain                 Acceptance Date